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                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004


                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of Earliest Event Reported): SEPTEMBER 15, 2000


                                HNC SOFTWARE INC.

             (Exact name of Registrant as Specified in its Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

            0-26146                                     33-0248788
    (Commission File Number)             (I.R.S. Employer Identification Number)


            5935 Cornerstone Court West, San Diego, California 92121
                    (Address of Principal Executive Offices)


                                 (858) 546-8877
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5. OTHER EVENTS

        On August 7, 2000, HNC Software Inc. ("HNC") announced that it had declared a dividend of all of its outstanding shares of the common stock of Retek Inc. ("Retek") and that this dividend would be payable to the holders of record of HNC common stock at the close of business on September 15, 2000, or the record date. However, the number of shares of Retek common stock to be paid on each share of HNC common stock that was outstanding on the Record Date, or the distribution ratio, could not be computed until after the Record Date.

        On September 20, 2000 HNC announced that the distribution ratio would be
1.243 shares of Retek common stock paid as a dividend on each share of HNC common stock that was outstanding at the close of business on the Record Date. The Distribution Ratio was calculated by dividing the 40 million shares of Retek common stock owned by HNC and distributed in the Retek dividend by the number of shares of HNC common stock that were outstanding at the close of business on the dividend record date of September 15, 2000. As of September 15, 2000 there were approximately 32.18 million shares of HNC common stock outstanding. The Retek dividend will be distributed on or about September 29, 2000.

        "The distribution of the Retek dividend completes a commitment made by HNC to deliver value to shareholders," said John Mutch, president and chief executive officer, HNC Software. "By spinning out Retek, HNC can now sharpen its focus and seize the market opportunities for its core solutions 3/4 customer analytics, decision management and intelligent response. As markets converge and as wireless bandwidth and services become more readily available, the need for HNC's powerful B2C and B2B solutions and industry expertise will continue to increase."

        HNC shareholders will receive whole shares of Retek and cash payments for fractional shares. Based on the ruling from the Internal Revenue Service, the distribution of whole shares of Retek Inc. common stock will be tax-free to HNC and its shareholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will be taxable.

        As part of the distribution process, the derivative securities HNCSV and RETKV may trade through the September 29, 2000 distribution date. These different stock symbols are due to the creation of two markets on the NASDAQ for HNC and Retek, the "regular way" market and the "ex-distribution" market.

        HNC trading in the regular way market, under the ticker symbol HNCS, includes entitlement to the Retek dividend. HNC trading in the ex-distribution market, under the ticker symbol HNCSV, trades without entitlement to the Retek dividend. Retek trading in the regular way market, under the ticker symbol RETK, represents Retek stock that is not held by HNC. Retek trading in the ex-distribution market, under the ticker symbol RETKV, represents Retek stock that an HNC shareholder of record is due to receive on the Retek dividend distribution date.



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        For information on the impact of the conversion of HNC's convertible notes, on the adjustment of exercise prices of unvested HNC options and the amount of cash bonuses to be paid to holders of unvested HNC options due to the Retek dividend, and the amount of HNC shares that may potentially be repurchased, see HNC's earlier press release dated August 7, 2000.

        For additional information on the Retek dividend, please visit HNC's Web site, at www.hnc.com or call 858.799.8000. Investor information on Retek Inc. can be obtained at www.retek.com, or by calling 888.61.RETEK or 612.630.5710. For questions regarding shareholder certificates or address changes, please contact the EquiServe investor relations department at 800.730.4001.

        On or about September 22, 2000, HNC issued an Information Statement to its stockholders about its spin-off of Retek. The Information Statement contains a description of the terms of the Retek dividend, certain tax consequences of the Retek dividend, Retek and Retek's common stock, and is attached as Exhibit 99 to this report on Form 8-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (c)    Exhibits

               Exhibit 99    Information Statement dated September 22, 2000.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2000               HNC SOFTWARE INC.



                                       By:  /s/ Russell C. Clark
                                          ------------------------------------
                                           Russell C. Clark,
                                           Vice President, Corporate Finance
                                           and Assistant Secretary



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                                  EXHIBIT INDEX

    Exhibit       Description                                              Page
    -------       -----------                                              ----
      99          Information Statement dated September 22, 2000



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